Exhibit 5.1

October 7, 2025

The PNC Financial Services Group, Inc.

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

Ladies and Gentlemen:

I have acted as counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of shares of the Company’s (a) common stock, par value $5.00 per share, and (b) 7.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series X, par value $1,000 per share (collectively, the “Securities”), that may be issued in connection with the merger of FirstBank Holding Company, a Colorado corporation (“FBHC”), with and into the Company (the “Merger”), which will occur following the merger of Summit Merger Sub I, Inc. (“Merger Sub”), with and into FBHC, in each case as described in the Registration Statement.

In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I, or attorneys under my supervision, have deemed necessary or appropriate. In rendering this opinion, I have relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.

I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the Commonwealth of Pennsylvania.

Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Securities in connection with the Merger, and when the Registration Statement has been declared effective by order of the Commission and the Securities have been issued in accordance with the terms and conditions set forth in the Agreement and Plan of Merger, dated as of September 5, 2025, by and among the Company, Merger Sub and FBHC, the Securities will be validly issued, fully paid and nonassessable.

I hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein as the attorney who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Laura Gleason

Laura Gleason
Deputy General Counsel & Corporate Secretary
The PNC Financial Services Group, Inc.